Exhibit 99.1

CONTACTS:	James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Roger Pondel/Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

SPAR GROUP REGAINS COMPLIANCE WITH NASDAQ

LISTING REQUIREMENTS

TARRYTOWN, NY — March 13, 2008 — SPAR Group, Inc. (NASDAQ:SGRP) today announced it has received separate notifications from The NASDAQ Stock Market indicating the company has evidenced full compliance for continued listing on The NASDAQ Global Market.

NASDAQ has determined that based on the company’s February 25, 2008 8-K filing, SPAR Group is in compliance with the Market Rule 43109(c)(3)(A), to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 net income from continuing operations for the most recently completed fiscal year.

Furthermore, the closing bid price of SPAR Group’s common stock has traded at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, NASDAQ advised the company that it has regained compliance with Marketplace Rule 4310(c)(4) and this matter is now closed.

The company must still provide evidence of its compliance with NASDAQ’s stockholders’ equity requirement in its next periodic report filing for continued listing. In the event the company does not satisfy such requirement, its securities will be subject to delisting. The company expects to satisfy such stockholders’ equity requirement for its filing of Form 10-K for the year ended December 31, 2007, due on or before March 31, 2008 and said it will work diligently to continue to remain in compliance in future reporting periods.

SPAR Group

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About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

Certain statements in this news release are forward-looking, including, but not limited to, the selection and or potential success or effect of corrective measures the company may take to gain compliance with NASDAQ’S listing requirements. There can be no assurance that any such measures will be successful or effective. The company’s actual results, performance and trends could differ materially from those indicated or implied by such requirements or statements as a result of various factors, including (without limitation) availability and terms of additional equity (if any) ,increased earnings, the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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